As filed with the Securities and Exchange Commission on May 24, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITEDHEALTH GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota	55343
(Address of Principal Executive Offices)	(Zip Code)

UNITEDHEALTH GROUP 2011 STOCK INCENTIVE PLAN

(Full title of the plan)

Christopher J. Walsh

Executive Vice President, General Counsel and Assistant Corporate Secretary

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(Name and address of agent for service)

(952) 936-1300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock ($.01 par value per share)	168,103,375	$50.20	$8,438,789,425	$979,743.45

(1)	Represents the shares of common stock of UnitedHealth Group Incorporated (the “Company”) issuable upon the exercise and vesting of awards pursuant to the UnitedHealth Group Incorporated 2011 Stock Incentive Plan (the “Plan”). This registration statement relates to a total of 118,103,375 shares (the “Shares”) of common stock that were reserved for issuance for outstanding awards under the UnitedHealth Group 2002 Stock Incentive Plan (the “Prior Plan”). The Prior Plan has been incorporated into the Plan and, following such incorporation, the shares reserved for issuance for outstanding awards under the Prior Plan are now available for issuance under the Plan. Pursuant to Rule 416(a) under the Securities Act of 1993, this Registration Statement also covers an indeterminate number of additional shares of that may be offered or issued pursuant to the Plan in connection with any stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rules 457(h) and (c) of the Securities Act of 1933, as amended. The proposed maximum offering price, per share and in the aggregate, is based upon the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on May 17, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Company filed with the SEC are incorporated by reference in this Registration Statement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011;

(c)	The Company’s Current Reports on Form 8-K, filed with the SEC on January 24, 2011, February 14, 2011, February 17, 2011 and May 23, 2011; and

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on September 23, 1991 (File No. 0-13253), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference in this Registration Statement. Any statement contained herein or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Dannette L. Smith, Senior Deputy General Counsel of the Company, who is passing on the validity of the common stock offered pursuant to the Plan, owns less than .01% of the Company’s common stock and is eligible to participate in various employee stock-based benefit plans, including the Plan.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person: (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

Article 7 of the Company’s Third Restated Articles of Incorporation, as amended to date, provides that, to the fullest extent permissible under the Minnesota Business Corporation Act, the Company’s directors shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Section 9.01 of the Company’s Fourth Amended and Restated Bylaws provides that the Company shall indemnify and advance expenses of its officers and directors under such circumstances and to the extent required or permitted by Section 302A.521 of the Minnesota Business Corporation Act, as now enacted or hereafter amended.

The Company maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of the Company’s directors and officers and covers the Company for reimbursement of payments to the Company’s directors and officers in respect of such liabilities and expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1	Opinion of Dannette L. Smith, Senior Deputy General Counsel of UnitedHealth Group Incorporated

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Dannette L. Smith, Senior Deputy General Counsel of UnitedHealth Group Incorporated (included as part of Exhibit 5.1)

24.1	Power of Attorney

99.1	UnitedHealth Group 2011 Stock Incentive Plan

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on the 23rd day of May, 2011.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Dannette L. Smith
Dannette L. Smith
Senior Deputy General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 23rd day of May, 2011.

Signature	Title

/s/ Stephen J. Hemsley	Director, President and Chief Executive Officer (principal executive officer)
Stephen J. Hemsley

/s/ David S. Wichmann David S. Wichmann	Executive Vice President and Chief Financial Officer of UnitedHealth Group and President of UnitedHealth Group Operations (principal financial officer)

/s/ Eric S. Rangen Eric S. Rangen	Senior Vice President and Chief Accounting Officer (principal accounting officer)

*	Director
William C. Ballard, Jr.

*	Director
Richard T. Burke

*	Director
Robert J. Darretta

*	Director
Michele J. Hooper

*	Director
Rodger A. Lawson

*	Director
Douglas W. Leatherdale

*	Director
Glenn M. Renwick

*	Director
Kenneth I. Shine, M.D.

*	Director
Gail R. Wilensky, Ph.D.

*	The undersigned, by signing his name hereto, does hereby execute this registration statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney filed herewith as Exhibit 24.1.

*By:	/s/ Dannette L. Smith
Dannette L. Smith
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Dannette L. Smith, Senior Deputy General Counsel of UnitedHealth Group Incorporated

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Dannette L. Smith, Senior Deputy General Counsel of UnitedHealth Group Incorporated (included as part of Exhibit 5.1)

24.1	Power of Attorney

99.1	UnitedHealth Group 2011 Stock Incentive Plan